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                                                                     EXHIBIT 5.1

                   [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]


                                October 20, 1997





Beverly Enterprises, Inc.
5111 Rogers Avenue -- Suite 40A
Fort Smith, Arkansas 72919-0155

New Beverly Holdings, Inc.
5111 Rogers Avenue -- Suite 40A
Fort Smith, Arkansas 72919-0155


Gentlemen:

     We have acted as counsel to Beverly Enterprises, Inc. ("Beverly") and New Beverly Holdings, Inc. ("New Beverly" and together with Beverly, the "Companies"), in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the solicitation of consents of the holders of the 9% Senior Notes due 2006 of Beverly (the "Notes") to the amendment of the Indenture related to such Notes (the "Indenture") and the guarantees of the Notes set forth in the Indenture (the "Guarantees") by the entities set forth in the table of additional co-registrants contained in the Registration Statement (the "Guarantors" and together with the Companies herein called the "Issuers"), pursuant to a Supplemental Indenture (the "Supplemental Indentures" and the Notes as issued under the Indenture as modified by the Supplemental Indenture being herein called the "Securities").

        In connection with such representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

        (a)     the Registration Statement;

        (b)     the form of the Securities;

        (c)     the Indenture; and

        (d)     the form of the Supplemental Indenture.
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Beverly Enterprises, Inc.
New Beverly Holdings, Inc.


        The Securities, the Indenture, the Supplemental Indenture and the Guarantees are hereinafter referred to in this opinion as the "Restructuring Documents". Capitalized terms defined in herein are used herein as so defined.

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the Restructuring Documents and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and upon the representations and warranties of the Issuers contained in the Restructuring Documents. We have also assumed (i) the due incorporation and valid existence of the Issuers, (ii) that each Issuer has the requisite corporate power and authority to enter into and perform each of the Restructuring Documents to which it is a party and (iii) the due authorization, execution and delivery of each of the Restructuring Documents by each party thereto.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        1. The Securities constitute the legal, valid and binding obligations of Beverly enforceable against Beverly in accordance with their terms, and upon their assumption by New Beverly as contemplated by the Supplemental Indenture, the Securities will constitute the legal, valid and binding obligation of New Beverly enforceable against New Beverly in accordance with their respective terms, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including

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principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        2. Each of the Guarantees constitute the legal, valid and binding obligations of each Guarantor party thereto, enforceable against such Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at low or in equity).

        The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions are delivered to you and may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. We hereby consent to the use of this letter as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Prospectus which is a part of said Registration Statement.

                                        Very truly yours,


                                        /s/ WEIL, GOTSHAL & MANGES LLP




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